Milliman Variable Insurance Trust N-1A/A

Exhibit 99.(h)(v)

FUND CCO AND AMLO AGREEMENT

AGREEMENT made as of September 21, 2021 by and between Milliman Variable Insurance Trust, a Delaware statutory trust (the “Fund Company”), on behalf of each of its series (each, a “Fund,” and, collectively, the “Funds”), with its principal office and place of business at 71 S. Wacker Dr., 31st Floor, Chicago, IL 60606, and Foreside Fund Officer Services, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (“Foreside”).

WHEREAS, the Fund Company is registered, or will register, under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company; and

WHEREAS, the Fund Company desires that Foreside perform certain compliance services and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Fund Company and Foreside hereby agree as follows:

SECTION 1. PROVISION OF CCO AND AMLO; DELIVERY OF DOCUMENTS

(a)          Foreside hereby agrees to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-1 under the 1940 Act (“Rule 38a-1”), and an Anti-Money Laundering Officer (“AMLO”) to the Fund Company for the period and on the terms and conditions set forth in this Agreement.

(b)          In connection therewith, the Fund Company has delivered to Foreside, or will deliver or cause to be delivered once available, copies of, or links to if filed with the U.S. Securities and Exchange Commission (“SEC”), and shall promptly furnish Foreside with all amendments of or supplements to: (i) the Fund Company’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund Company’s current Registration Statement, as amended or supplemented, filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and/or the 1940 Act (the “Registration Statement”); (iii) the current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”) in place for each of the Funds; (iv) each plan of distribution or similar document that may be adopted by the Fund Company under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Fund Company with respect to any or all of its Funds; (v) copies of the Fund Company’s current annual and semi-annual reports to shareholders; and (vi) all compliance and risk management policies, programs and procedures adopted by the Fund Company with respect to the Funds. The Fund Company shall deliver, or cause to be delivered, to Foreside a certified copy of the resolution of the Board of Trustees of the Fund Company (the “Board”) appointing the CCO and AMLO and authorizing the execution and delivery of this Agreement. In addition, the Fund Company shall deliver, or cause to be delivered, to Foreside upon Foreside’s reasonable request any other documents that are required for Foreside to perform the services described in this Agreement.

SECTION 2. DUTIES OF FORESIDE

(a)          Subject to the approval of the Board, including those members of the Board that are not “interested persons,” as defined in the 1940 Act, of the Fund Company (the “Independent Trustees”), Foreside shall make available a qualified person who is competent and knowledgeable regarding the federal securities laws to act as the Fund Company’s CCO. Foreside’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1.

(b)          With respect to the Fund Company, the CCO shall:

(i)	report directly to the Board;

(ii)          develop, review and administer the Fund Company’s written compliance program policies and procedures, which, at a minimum, will be designed to meet the requirements of Rule 38a-1 under the 1940 Act, and review and oversee those policies and procedures of the adviser(s), sub-adviser(s), administrator, principal underwriter and transfer agent (collectively, “Service Providers”) that relate to the Fund Company or its Funds;

(iii)         conduct periodic reviews of the Fund Company’s compliance program and determine the effectiveness of its implementation;

(iv)         recommend the incorporation of any new or changed regulations, “best practice” initiatives or other guidelines that may be appropriate into the Fund Company’s compliance program;

(v)          review, no less frequently than annually, the adequacy of the policies and procedures of the Fund Company and its Service Providers and the effectiveness of their implementation;

(vi)         design and assist in the implementation of testing methods for the Fund Company’s compliance program policies and procedures;

(vii)        perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), which may include collecting and organizing relevant compliance data, reviewing reports, investigating exceptions, and making inquiries of Fund Company management and the Service Providers;

(viii)       conduct periodic site visits to the Service Providers, as necessary or appropriate;

(ix)          meet periodically with Fund Company management;

(x)           prepare quarterly and annual CCO reports for the Board and attend Board and Board Committee meetings quarterly and as requested; and

(xi)          no less frequently than annually, meet separately with the Independent Trustees; and

(xii)         provide other services and assistance relating to the affairs of the Fund Company and the Funds as the Board may, from time to time, reasonably request in connection with the CCO’s compliance responsibilities.

(c)          Subject to the approval of the Board and the Independent Trustees, Foreside shall make available a qualified person, who is competent and knowledgeable regarding the anti-money laundering (“AML”) rules and regulations applicable to open-end management investment companies, to act as the Fund Company’s AMLO.

(d)          With respect to the Fund Company, the AMLO shall:

(i)            report directly to the Board;

(ii)           develop and maintain written AML policies and procedures for the Fund Company, designed to meet the requirements of the Bank Secrecy Act and USA PATRIOT Act;

(iii)          review, no less frequently than annually, the adequacy of the Fund Company’s AML policies and procedures and the effectiveness of their implementation, and provide a written report to the Board on its findings;

(iv)          perform testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating exceptions, and making inquiries of Fund Company personnel and relevant Service Providers;

(v)           periodically, and as reasonably requested by the Fund Company, undertake to have an audit conducted, at Fund Company’s expense to determine the efficacy of the AML program either by independent personnel or a qualified outside party (the “Independent Audit”);

(vi)          be responsible for ensuring that the Independent Audit is completed on a timely basis and present to the Board on the results of the Independent Audit;

(vii)         monitor and review AML responsibilities that have been delegated to Service Providers;

(viii)       conduct periodic site visits to the Service Providers, as necessary or appropriate; and

(ix)          provide other services and assistance relating to the affairs of the Fund Company and the Funds as the Board may, from time to time, reasonably request in connection with the AMLO’s responsibilities.

(e)          Foreside may provide other services and assistance relating to the affairs of the Fund Company as the Fund Company may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

(f)           Foreside shall maintain records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder (collectively, the “Records”). Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations. The Records shall be the property of the Fund Company. The Fund Company, or the Fund Company’s authorized representatives, shall have access to the Records at all times during Foreside’s normal business hours. Upon the reasonable request of the Fund Company, copies of any of the Records shall be provided promptly by Foreside to the Fund Company or its authorized representatives at the Fund Company’s expense.

(g)          Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause any Fund to act in contravention of such Fund’s Prospectus or any provision of the 1940 Act. Further, while Foreside will provide consulting and other services under this Agreement to assist the Fund Company with respect to the Fund Company’s obligations under and compliance with various laws and regulations, the Fund Company understands and agrees that Foreside is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Foreside and the Fund Company or to require Foreside to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to Foreside’s duties as set forth in this Section 2 and, except as otherwise specifically provided herein, the Fund Company assumes all responsibility for ensuring that the Fund Company and each of its Funds complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund Company or the Funds. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(h)          Foreside does not offer legal or accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. Foreside will make every reasonable effort to provide the services described in this Agreement in accordance with its standard of care set forth in Section 3; however, Foreside does not guarantee that work performed by Foreside or the CCO or AMLO for the Fund Company would be favorably received by any regulatory agency.

(i)            In order for Foreside to perform the services required by this Section 2, the Fund Company shall take reasonable steps to (1) encourage all Service Providers to furnish any and all information to Foreside as reasonably requested by Foreside, and assist Foreside as may be required and (2) ensure that Foreside has access to all relevant records and documents maintained by the Fund Company or any Service Provider that are necessary for Foreside to perform the services described in this Agreement.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)           Foreside shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Foreside in writing. Foreside shall use its best judgment and efforts in rendering the services described in this Agreement and shall not be liable to the Fund Company, any Fund or any of the Funds’ shareholders for any action or inaction of Foreside or the CCO or AMLO relating to any event whatsoever in the absence of bad faith, reckless disregard, gross negligence, willful misfeasance or fraud. Further, neither Foreside nor the CCO or AMLO shall be liable to the Fund Company or any Fund for any action taken, or failure to act, in good faith reliance upon: (i) the written advice and opinion of Fund Company counsel; and/or (ii) any certified copy of any resolution of the Board. Neither Foreside nor the CCO or AMLO shall be under any duty or obligation to inquire into the validity or invalidity, or authority or lack thereof, of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside and/or the CCO and/or the AMLO reasonably believe(s) in good faith to be genuine.

(b)           The Fund Company agrees to indemnify and hold harmless Foreside, its affiliates and each of their respective directors, officers, employees and agents and any person who controls Foreside within the meaning of Section 15 of the Securities Act (any of Foreside, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Foreside Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable external counsel fees incurred in connection therewith) (collectively, “Losses”) arising out of or based upon (i) Foreside’s performance of its duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Fund Company. Foreside shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer.

In no case (i) is the indemnity of the Fund Company in favor of any Foreside Indemnitee to be deemed to protect or indemnify the Foreside Indemnitee against any liability to which the Foreside Indemnitee would otherwise be subject by reason of its own (a) willful misfeasance, bad faith, fraud or gross negligence in the performance of its obligations or duties, or by reason of its reckless disregard of its obligations or duties, under this Agreement; or (ii) is the Fund Company to be liable with respect to any claim made against any Foreside Indemnitee unless the Foreside Indemnitee notifies the Fund Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Foreside Indemnitee (or after the Foreside Indemnitee receives notice of service on any designated agent).

Notwithstanding the foregoing, the failure to notify the Fund Company of any claim shall not relieve the Fund Company from any liability that it may have to any Foreside Indemnitee unless failure or delay to so notify the Fund Company prejudices the Fund Company’s ability to defend against such claim. The Fund Company shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund Company elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Foreside Indemnitee, defendant or defendants in the suit. In the event the Fund Company elects to assume the defense of any suit and retain counsel, the Foreside Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Fund Company does not elect to assume the defense of any suit, it will reimburse the Foreside Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any external counsel retained by them.

(c)           Foreside agrees to indemnify and hold harmless the Fund Company and each of its trustees, officers, agents and any person who controls the Fund Company within the meaning of Section 15 of the Securities Act (the Fund Company or any of its trustees, officers or agents, or its controlling persons, are each referred to as a “Fund Indemnitee”) against any Losses arising out of or based upon (i) the breach of any obligation, representation or warranty under this Agreement by Foreside, or (ii) Foreside’s failure to comply in any material respect with applicable securities laws. The Fund Company shall act in good faith and in a commercially reasonable manner to mitigate any Losses it may suffer.

In no case (i) is the indemnity of Foreside in favor of any Fund Indemnitee to be deemed to protect any Fund Indemnitee against any liability to which such Fund Indemnitee would otherwise be subject by reason of its own willful misfeasance, bad faith or gross negligence in the performance of its obligations or duties or by reason of its reckless disregard of its obligations or duties under this Agreement, or (ii) is Foreside to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Fund Indemnitee unless the Fund Indemnitee notifies Foreside in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Fund Indemnitee (or after the Fund Indemnitee has received notice of service on any designated agent).

Notwithstanding the foregoing, the failure to notify Foreside of any claim shall not relieve Foreside from any liability that it may have to the Fund Indemnitee against whom such action is brought unless failure or delay to so notify Foreside prejudices Foreside’s ability to defend against such claim. Foreside shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Foreside elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Fund Indemnitee, defendant or defendants in the suit. In the event that Foreside elects to assume the defense of any suit and retain counsel, the Fund Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If Foreside does not elect to assume the defense of any suit, it will reimburse the Fund Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them.

(d)           No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(e)           The Fund Company, and not Foreside, shall be solely responsible for approval of the designation of the CCO and the AMLO, as well as for removing the CCO and/or AMLO, as the case may be, from his or her responsibilities related to the Funds in accordance with applicable laws, rules and regulations (e.g., Rule 38a-1 under the 1940 Act). Therefore, notwithstanding the provisions of this Section 3, the Board shall supervise the activities of the CCO and the AMLO with regard to such activities.

(f)           The Fund Company agrees that Foreside, its employees, officers and directors shall not be liable to the Fund Company for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the services described in this Agreement for an aggregate amount in excess of $300,000 or the fees paid to Foreside in performing services hereunder, whichever is greater; provided that such actions, damages, claims, liabilities, costs, expenses or losses are not the result of, or arise out of, the willful misfeasance, bad faith, fraud or gross negligence on the part of Foreside, the CCO or AMLO, or the reckless disregard by the CCO or the AMLO of the duties involved in the respective conduct of the CCO’s or AMLO’s office. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise. In no event shall either party or their respective employees, officers, trustees and directors be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines).

(g)           Foreside shall not be liable for the errors of service providers to the Fund Company or their systems.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a)           Foreside covenants, represents and warrants to the Fund Company that:

(i)            it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;

(ii)           it is duly qualified to carry on its business in the State of Maine;

(iii)          it is empowered under applicable laws and by its operating agreement to enter into this Agreement and perform its duties under this Agreement;

(iv)          all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v)           it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the CCO and the AMLO in the performance of their duties and obligations under this Agreement;

(vi)          this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)         it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Fund Company, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund Company and the Funds;

(viii)        subject to the approval of the Board and the Independent Trustees, it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as an AMLO and who will, in the exercise of his or her duties to the Fund Company, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Fund Company and the Funds;

(ix)           it shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1 under the 1940 Act) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund Company or a Service Provider;

(x)            it shall report to the Board promptly if it learns of CCO or AMLO malfeasance or in the event the CCO or AMLO is terminated as a CCO or AMLO, as the case may be, by another fund company for cause or if the CCO or AMLO is terminated by Foreside;

(xi)           it shall report to the Board if at any time the CCO or the AMLO, as the case may be, is/are subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act;

(xii)          it shall comply in all material respects with all applicable laws; and

(xiii)        it shall maintain policies of insurance reasonable and customary for its business.

(b)          The Fund Company covenants, represents and warrants to Foreside that:

(i)            it is a statutory trust duly organized and in good standing under the laws of the State of Delaware;

(ii)           it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii)          all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)          it is registered, or it intends to register, as an open-end management investment company under the 1940 Act;

(v)           this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund Company, enforceable against the Fund Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)          a Registration Statement under the Securities Act and the 1940 Act is effective, or will be effective, and will remain effective during the term of this Agreement, and appropriate State securities law filings have been made and will continue to be made with respect to the Funds;

(vii)         the CCO and AMLO shall be covered by the Fund Company’s Directors & Officers Liability Insurance Policy (the “Policy”), and the Fund Company shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled while this Agreement is in effect; (b) continued after the CCO or AMLO ceases to serve as an officer of the Fund Company on substantially the same terms as such coverage is provided for all other Fund Company officers after such persons are no longer officers of the Fund Company; and (c) continued in the event the Fund Company merges or terminates, on substantially the same terms as such coverage is provided for all other Fund Company officers (and for a period of no less than six years). The Fund Company shall provide Foreside with proof of current coverage, including a copy of the Policy, and shall notify Foreside immediately should the Policy be cancelled or terminated; and

(viii)        the CCO and AMLO are named officers in the Fund Company’s corporate resolutions and subject to the provisions of the Fund Company’s Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a)           In consideration of the compliance services provided by Foreside pursuant to this Agreement, the Fund Company shall pay Foreside the fees and expenses set forth in Appendix A hereto.

Except as otherwise set forth in Appendix A hereto, all fees payable hereunder shall be accrued daily by the Fund Company and shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All out-of-pocket charges incurred by Foreside shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund Company shall pay to Foreside such compensation as shall be due and payable as of the effective date of termination.

(b)          Acting in good faith, Foreside may, with respect to questions of law relating to its services hereunder, apply to, and obtain the advice of, Fund Company counsel. The reasonable costs of any such advice shall be borne by the Fund Company. Upon prior approval by Fund Company, which approval shall not be unreasonably withheld, conditioned or delayed, Foreside may, with respect to questions of law relating to its services hereunder, apply to, and obtain the opinion of, Fund Company counsel. The costs of any such opinion shall be borne by the Fund Company.

(c)           The CCO and AMLO are serving solely as officers of the Fund Company and neither Foreside nor the CCO or AMLO shall be responsible for, or have any obligation to pay, any of the expenses of the Fund Company or any of its Funds. All Fund Company expenses shall be the sole obligation of the Fund Company, which shall pay or cause to be paid all Fund expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)           This Agreement shall become effective on the date indicated above or at such time as Foreside commences providing services under this Agreement, whichever is later (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Fund Company.

(b)           This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c)           This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to Foreside or (ii) by Foreside on sixty (60) days’ written notice to the Fund Company, provided, however, that the Board will have the right and authority to remove the individual designated by Foreside as the Fund Company’s CCO or the individual designated by Foreside as the Fund Company’s AMLO at any time, with or without cause, without payment of any penalty. In this case, Foreside will designate another employee of Foreside, subject to approval of the Board and the Independent Trustees, to serve as CCO or as AMLO until the earlier of: (i) the designation of a new CCO or a new AMLO; or (ii) the termination of this Agreement.

(d)          Should the employment of the individual designated by Foreside to serve as the Fund Company’s CCO or the individual designated by Foreside to serve as the Fund Company’s AMLO be terminated for any reason, Foreside will immediately designate another qualified individual, subject to ratification by the Board and the Independent Trustees, to serve as CCO or as AMLO until the earlier of: (i) the designation, and approval by the Board and the Independent Trustees, of a new CCO or a new AMLO; or (ii) the termination of this Agreement.

(e)          The provisions of Sections 3, 6(e), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(f)           This Agreement, and the rights and duties under this Agreement, shall not be assignable by either Foreside or the Fund Company except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable).  Foreside agrees to treat all records and other information related to the Fund Company as proprietary information of the Fund Company and, on behalf of itself and its employees, to keep confidential all such information, except that Foreside may release such other information (a) as approved in writing by the Fund Company, which approval shall not be unreasonably withheld and may not be withheld where Foreside is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Fund Company as promptly as possible so as to enable the Fund Company to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested by the Fund Company.

SECTION 8. FORCE MAJEURE

Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply; provided, however, that the party has commercially reasonable business continuity and disaster recovery policies and procedures in place. In addition, to the extent Foreside’s obligations hereunder are to oversee or monitor the activities of third parties, Foreside shall not be liable for any failure or delay in the performance of Foreside’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.

SECTION 9. ACTIVITIES OF FORESIDE

(a)           Except to the extent necessary to perform Foreside’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside’s right, or the right of any of Foreside’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund Company (including, without limitation, the CCO and AMLO), or who are otherwise affiliated persons of the Fund Company, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)           Upon prior written approval by the Fund Company, Foreside may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Foreside who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Foreside of its responsibilities hereunder. Foreside may pay those persons out of its own resources for their services, but no such payment will increase Foreside’s compensation or reimbursement of expenses from the Fund Company.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Foreside shall cooperate, and shall cause the CCO to cooperate, with the Fund Company’s independent public accountants and shall make, and shall cause the CCO to make, all necessary information available to the accountants for the performance of such accountants’ duties.

SECTION 11. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

(a)           It is expressly acknowledged and agreed that the obligations of the Fund Company hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Fund Company personally, but shall bind only the trust property of the Fund Company, as provided in the Organizational Documents. The execution and delivery of this Agreement have been authorized by the Board and signed by an officer of the Fund Company acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund Company as provided in the Organizational Documents. Separate and distinct records are maintained for each Fund and the assets of any one Fund are held and accounted for separately from the other assets of the Fund Company, or any other Fund.

(b)           It is expressly acknowledged and agreed that the liabilities of each Fund shall be limited such that (i) the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Fund shall be enforceable against the assets of that particular Fund only, and not against the assets of any other Fund, and (ii) none of the debts, liabilities, obligations, and expenses incurred, contracted for, or otherwise existing with respect to any other Fund thereof shall be enforceable against the assets of such particular Fund.

SECTION 12. MISCELLANEOUS

(a)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

(b)           This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Foreside and Fund Company and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e)           Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by e-mail (or similar electronic means) or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Foreside or the Fund Company, as the case may be. Notice shall be given to each party at the following address:

(i) To Foreside:	(ii) To Fund Company:
Foreside Fund Officer Services, LLC Three Canal Plaza, Suite 100 Portland, ME 04101 Attention: Legal Department Phone: 207.553.7110 E-Mail: legal@foreside.com	Milliman Variable Insurance Trust 71 S. Wacker Dr., 31st Floor Chicago, IL 60606 Attn: Legal & Compliance Phone: 312-577-2915 E-Mail: FRM_Compliance@milliman.com

(f)           Invoices for fees and expenses due to Foreside hereunder and as set forth in Appendix A hereto shall be sent by Foreside to the address furnished below unless and until changed by the Fund Company (Fund Company to provide reasonable advance notice of any change of billing address to Foreside):

Milliman Variable Insurance Trust

Attn: Susan Kriwanek

71 S. Wacker Dr., 31st Floor

Chicago, IL 60606

Phone: 312-499-5762

Email: susan.kriwanek@milliman.com

(g)          Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Company business day. Functions or duties normally scheduled to be performed on any day which is not a Fund Company business day shall be performed on, and as of, the next Fund Company business day, unless otherwise required by law, or as otherwise requested by the Fund Company.

(h)          The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

(i)           No amendment to this Agreement shall be valid unless made in writing and executed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

MILLIMAN VARIABLE INSURNACE TRUST

By:	/s/ Adam Schenck
Name:	Adam Schenck
Title:	Trustee

FORESIDE FUND OFFICER SERVICES, LLC

By:	/s/ Charles S. Todd
Charles S. Todd, Vice President

Appendix A